Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
HIBBETT, INC.
________________________________________

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware
________________________________________

HIBBETT, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1. The first paragraph of ARTICLE FOURTH of the Certificate of Incorporation of the Corporation, as amended, is hereby amended in its entirety to read as follows:

“FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 161,000,000 shares, consisting of 160,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).”

2. The forgoing amendment to the Certificate of Incorporation of the Corporation effected hereby has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. This Certificate of Amendment will become effective upon filing with the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its duly authorized officer this 26th day of May, 2022.

HIBBETT, INC.

By: /s/ Michael E. Longo
Name: Michael E. Longo
Title: President and Chief Executive Officer

End of Exhibit 3.1